Exhibit 99.1

For Immediate Release

Kura Sushi USA Announces Appointment of

Carin L. Stutz to the Company’s Board of Directors

Irvine, CA. November 29, 2021 – Kura Sushi USA, Inc. (“Kura Sushi” or the “Company”), (NASDAQ: KRUS), a technology-enabled Japanese restaurant concept, today announced that Carin L. Stutz has been appointed to serve as an independent member of the Board of Directors effective December 1, 2021. Ms. Stutz has also been appointed to the Compensation Committee and Strategy and Development Committee of the Board of Directors.  In conjunction with Ms. Stutz’s appointment, Hiroyuki Okamoto will be stepping down as a director, effective November 30, 2021.

Hajime Uba, President, Chief Executive Officer and Chairman of Kura Sushi, stated, “We are thrilled to welcome Carin to Kura’s Board of Directors. Carin is a dynamic and inspirational leader, and with over 30 years of extensive operating experience in the restaurant industry, she is the perfect complement to our board and will be a valued advisor to our leadership team. We look forward to benefitting from her industry vision as we capitalize on the whitespace opportunity and bring the Kura Experience to new markets across America.”

“The strategic vision and growth opportunity that Hajime has shared for Kura is what attracted me to serve on this dynamic board,” said Stutz. “Everyone I have met shares a passion for the unique and authentic menu as well as the role that technology plays in delivering a unique guest experience. I am honored to serve and collaborate on the next phase of their growth.”

Uba added, “Hiroyuki Okamoto has been a key member of our board, and on behalf of the entire team, I would like to thank him for his many contributions that have guided Kura during his tenure.”

Ms. Stutz is the President and Chief Executive Officer of Native Foods, the original 100% plant-based fast-casual eatery. Previously, she served as Executive Vice President and Chief Operating Officer for Red Robin Gourmet Burgers, Inc. where she led operations for the casual dining chain. During her tenure, she realigned the operations team for improved efficiency, resulting in the Company’s improved P&L. Before joining Red Robin, Ms. Stutz served at FOCUS Brands as President of the McAlister’s Deli brand and positioned the brand for rapid growth, moving from nine openings to more than 44 openings a year, including franchise development. Prior to FOCUS Brands, Ms. Stutz served in various leadership capacities, including President and Chief Executive Officer at Cosi bakery-café, President of Global Business Development at Brinker International, Inc., Executive Vice President of Operations at Applebee’s International, and Division Vice President at Wendy’s International, Inc.

Ms. Stutz currently serves on the board of Checkers and Rally’s and is an active member of the Fast Casual Industry Council, the Illinois Restaurant Association Board, and most recently, a founding member of the GLEAM Network Board of Directors.

About Kura Sushi USA, Inc.

Kura Sushi USA, Inc. is a technology-enabled Japanese restaurant concept with 33 locations across nine states and Washington DC. The Company offers guests a distinctive dining experience built on authentic Japanese cuisine and an engaging revolving sushi service model. Kura Sushi USA, Inc. was established in 2008 as a subsidiary of Kura Sushi,

Inc., a Japan-based revolving sushi chain with over 480 restaurants and more than 35 years of brand history. For more information, please visit www.kurasushi.com.

Forward-Looking Statements

Certain statements in this press release or otherwise made by our management in connection with the subject matter of this press release may include forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. These statements are not historical in nature and can generally be identified by such words as “target,” “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “continue,” “predict,” “potential,” “plan,” “anticipate” or the negative of these terms, and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include but are not limited to: our ability to successfully maintain increases in our comparable restaurant sales and AUVs; our ability to successfully execute our growth strategy and open new restaurants that are profitable; our ability to expand in existing and new markets; our projected growth in the number of our restaurants; macroeconomic conditions and other economic factors; our ability to compete with many other restaurants; our reliance on vendors, suppliers and distributors, including our parent company Kura Sushi, Inc.; concerns regarding food safety and foodborne illness; changes in consumer preferences and the level of acceptance of our restaurant concept in new markets; minimum wage increases and mandated employee benefits that could cause a significant increase in our labor costs; the failure of our automated equipment or information technology systems or the breach of our network security; the loss of key members of our management team; the impact of governmental laws and regulations; volatility in the price of our common stock; and other risks and uncertainties as described in our filings with the Securities and Exchange Commission (“SEC”). These and other factors that could cause results to differ materially from those described in any forward-looking statements contained in this press release can be found in the Company’s other filings with the SEC. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements, except as may be required by applicable law.

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Investor Relations Contact:

Fitzhugh Taylor or Steven Boediarto

(657) 333-4010

investor@kurausa.com